QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.55

NON QUALIFIED DEFERRED COMPENSATION PLAN
OF
FRESH CHOICE, INC.

        This unfunded Non Qualified Deferred Compensation Plan (hereinafter referred to as the "Plan"), effective as of December 1, 2001, is hereby adopted and established by FRESH CHOICE, INC. (hereinafter referred to as the "Company") and will be maintained by the Company for the purpose of providing benefits for certain individuals as provided herein.

ARTICLE I

ELIGIBILITY AND PARTICIPATION

        Section 1.1  All management or highly compensated employees who reach the level of Senior Directors and Vice Presidents or higher with the Company, and have been identified within the Company and selected to participate in the Plan by the Board of Directors of the Company, or the President of the Company are eligible to become and remain Participants in the Plan.

        Section 1.2  The individuals described in Section 1.1 shall be eligible to participate in the Plan and may do so by filing a written election with the Company in the form attached or other form approved by the Company. In the first year in which a Participant becomes eligible to participate in the Plan, the newly eligible Participant may make an election to defer compensation for services to be performed subsequent to the election within 14 days after the effective date the person becomes eligible. Except as otherwise provided herein, elections to defer payment of compensation must be made 30 days before the beginning of the calendar quarter for which the compensation is payable.

        Section 1.3  Contributions.

          A.    The Company shall establish and maintain a separate Trust Agreement ("Trust Agreement Under the Non Qualified Deferred Compensation Plan of Fresh Choice, Inc.") within which shall be maintained separate accounts in the name of each Participating Employee. Each account shall be credited no later than each year with the amounts provided for under subsections B, C and D set forth below.

          B.    Deferred Compensation. The amount of each Participant's deferred compensation, as set forth on the Election from each Participant, shall be credited to this account together with the Matching Contribution, as set forth hereafter, as of the date the deferred compensation otherwise would be payable. Any Participant to whom an amount is credited under the Plan shall be deemed a general, unsecured creditor of the Company.

          C.    Matching Contributions. At the discretion of the Board of Directors, the Company may contribute a Matching Contribution to the account of each Participant in the Plan which contribution, if made, to be subject to the Vesting provisions set forth in Section 3.2. The amount of such Matching Contribution shall be determined in the sole and absolute discretion of the Board of Directors each year independent of the decision of the Board for any prior year.

          D.    Account Earnings. As of the end of each calendar quarter following the first contribution (or more frequently), the balance in the account of each Participant held in the Trust established hereunder shall be credited with the earnings (or Losses) which have occurred during such period.

        Section 1.4 Deferral Elections.

          A.    Any Participant may defer all or any portion of his or her compensation otherwise payable to him or her by the Company for the calendar year beginning after the date of said election as he or she may specify in said written election to the Company, and the amounts so deferred shall be paid only as provided in this Plan. Any Participant may change the amount of, or suspend, future deferrals with respect to compensation otherwise payable to him or her for the quarter beginning after the date of change or suspension as he or she may specify by written notice to the Company. If a Participant elects to suspend deferrals, the Participant may only make a new election to again become a Participant in the Plan no less than 30 days before the beginning of the next or any following calendar quarter for which the compensation is payable.

          B.    In addition, the Participant may make a Special Election within 30 days prior to the payment of any Bonus or Special Compensation payable in the future to the Participant by making the Special Election on the form provided by the Company. Such Deferral shall be subject to the same terms and conditions as set forth above with regard to any other Deferral.

  ARTICLE II

  INVESTMENT OF THE FUNDS

        Section 2.1.  Investment Authority.    All investment decisions with regard to the assets of the Trust shall be exercised by Trustee named therein or the person designated by Trustee, and the Trustee may grant to each Plan Participant the right to direct the Trustee as to the investments of the assets held in the account of such Participant.

        Section 2.2  To the extent the Plan Participant exercises investment authority over the assets held in the Trust for the benefit of such Participant, neither the Trustee or the Company shall have any liability or responsibility to the Participant for the results of such directed investments.

ARTICLE III

DISTRIBUTION

        Section 3.1  On the Company's normal payroll check date for the first full pay period following the date on which a Participant's employment with the Company and all other related employers of the Company (as determined under Section 414 of the Internal Revenue Code) terminates for any reason including death, distribution of the amount credited to the Participant's account in accordance with this Plan shall commence to or with respect to the Participant in accordance with either of the alternatives set forth below as selected by the Participant. Selection of an alternative shall be made at the time the Participant first becomes eligible to receive benefits under the Plan. The alternative forms of distribution shall be:

          A. lump sum; or

          B. substantially equal bi-weekly installments in accordance with the Company's regular payroll cycle over a period not to exceed three (3) years. Interest credited to a Participant's deferred compensation account as of the valuation date preceding the date of the next distribution shall be added to the Participant's account and distributed as a part of the next installment. Distribution shall be made or commence effective with the check date for the first full pay period following the date on which the Participant's employment with the Company and any other related employers of the Company (as determined under Section 414 of the Internal Revenue Code) terminates. Subsequent installments, if any, will be made bi-weekly in accordance with the Company's regular payroll cycle following the date of the first installment. Each such installment, if any, shall include interest credited to the balance of the Participant's accounts. The final installment will be the balance of the Participant's deferred compensation account and interest credited to the account. However, upon the request of a Participant whose account is in the process of an installment distribution, the Board of Directors of the Company, in its sole discretion and without any obligation to do so, may accelerate any or all payments credited to said Participant.

        Section 3.2  The Matching Contributions contributed to the account of the Participant, plus the earnings thereon, shall be subject to the following in the case of a distribution which is payable on account of a termination of service for reasons other than death, disability, hardship and a hostile takeover. The Matching Contributions (plus earnings thereon) shall be payable according to the following VESTING SCHEDULE:

Years of Service	% Vested in Match/earnings.
1	20%
2	40%
3	60%
4	80%
5	100%

        In the event that all, or any portion, of the distribution payable to a Participant or his Beneficiary hereunder shall not be fully vested and therefore forfeited, such forfeited portion shall be returned to the Company.

        Section 3.3  If a Participant should die before distribution of the full amount of the account described in this Plan has been made to the Participant, any remaining amounts shall be distributed to the Participant's beneficiary by the method designated by the Participant in writing delivered to the Company at the time the Participant first elected to become a Participant in the Plan. If a Participant has not designated a beneficiary, or if no designated beneficiary is living on the date of distribution, then, notwithstanding any provision herein to the contrary, such amounts shall be distributed to such Participant's estate in a lump sum distribution as soon as administratively feasible following such Participant's death.

        Section 3.4  In the event a Participant incurs an unforeseeable emergency, the Participant may make a written request to the Company for a hardship withdrawal from his or her account established under the Plan. An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Withdrawals of amounts because of an unforeseeable emergency are only permitted to the extent reasonably needed to satisfy the emergency need. This section shall be interpreted in a manner consistent with Sections 1.457-2(h)(4) and 1.457-2(h)(5) of the Treasury Regulations.

        Section 3.5  The Participant shall also be entitled to request a distribution of all accounts whenever it appears that there may be a "Hostile Takeover". "Hostile Takeover" shall mean the occurrence of the following:

          (A) during any period of two (2) consecutive years beginning on or after the date hereof, the persons who were members of the Board immediately before the beginning of such period (the "Incumbent Directors") cease (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or

          (B) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d)thereof), excluding the Company, any subsidiary of the Company and any employee benefit plan sponsored or maintained by the Company or any subsidiary of the Company (including any trustee of any such plan acting in his capacity as trustee), becomes the "beneficial owner" (as defined in Rule 1 3d-3 under the Exchange Act) of securities of the Company representing thirty percent (30%) of the total combined voting power of the Company's then outstanding securities other than pursuant to a transaction approved by at least two-thirds of the directors who then qualify as Incumbent Directors.

        Section 3.6  Anything herein to the contrary notwithstanding, if, at any time, a court or the Internal Revenue Service determines that an amount in a Participant's account is includable in the gross income of the Participant and subject to tax, the Board of Directors of the Company may, in its sole discretion, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant's gross income.

ARTICLE IV

AMENDMENT AND TERMINATION OF PLAN

        The Company reserves the right to amend or terminate the Plan at any time. Any such termination shall be effective as of the end of the calendar year during which notification is given to each Participant. Notification will be by first class mail, addressed to each Participant at the Participant's last known address, or by other notice acknowledged in writing by the Participant. Any amounts credited to an account of any Participant shall remain subject to the provisions of the Plan and distribution will not be accelerated because of the termination of the Plan. No amendment or termination shall directly or indirectly reduce the balance of any account described in this Plan as of the effective date of such amendment or termination. No additional credits or contributions will be made to the accounts of the Participants under the Plan after termination of the Plan, but interest may continue to be credited to the accounts of the Participants under the Plan until all benefits are distributed to the Participants or to their beneficiaries. Upon termination of the Plan, distribution of amounts credited to the accounts of the Participants shall be made to the Participants or their beneficiaries in accordance with Article III of this Plan.

ARTICLE V

CLAIMS PROCEDURE

        Section 5.1  For purposes of handling claims with respect to this Plan, the "Claims Reviewer" shall be the Company, unless another person or organizational unit is designated by the Company as Claims Reviewer.

        Section 5.2  An initial claim for benefits under the Plan must be made by the Participant or his or her beneficiary in accordance with the terms of the Plan through which the benefits are provided. Not later than 90 days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or the Participant's beneficiary with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of 90 days from the end of the initial 90-day period. In the event the Claims Reviewer denies the claim of a Participant or the beneficiary in whole or in part, the Claims Reviewer's written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure. Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer's disposition of the claimant's claim, the claimant may have a full and fair review of the claim by the Company upon written request therefore submitted by the claimant or the claimant's duly authorized representative and received by the Company within 60 days after the claimant receives written notification that the claimant's claim has been denied. In connection with such review, the claimant or the claimant's duly authorized representative shall be entitled to review pertinent documents and submit the claimant's views as to the issues, in writing. The Company shall act to deny or accept the claim within 60 days after receipt of the claimant's written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Company shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Company shall act to deny or accept the claim within 120 days of the receipt of the claimant's written request for review. The action of the Company shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim. In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article V.

ARTICLE VI

ADMINISTRATION

        Section 6.1  The right of a Participant or the Participant's beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither a Participant nor his or her designated beneficiary shall have any rights in or against any amount credited to any accounts under this Plan or any other assets of the Company. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Company and available to its general creditors in the event of bankruptcy or insolvency. Accounts under this Plan and any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant's beneficiary. The Plan constitutes a mere promise by the Company to make benefit payments in the future. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

        Section 6.2  The Plan shall be administered by the Board of Directors of the Company, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as the Board deems appropriate including the authority to determine eligibility for benefits under the Plan and the authority to delegate these functions to any person within the Company who shall thereafter be designated as the "Plan Administrator". The Board, or its designated representative, shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Board or the Plan Administrator shall be final and binding on all persons and parties concerned. Any benefits payable under this Plan will be paid only if the Board or the Plan Administrator decides in its discretion that the applicant is entitled to them.

        Section 6.3  Expenses of administration shall be paid by the Company. The Board of Directors of the Company shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

        Section 6.4  The Board of Directors of the Company shall furnish individual quarterly statements of accrued benefits to each Participant, or current beneficiary, in such form as determined by the Board of Directors or as required by law.

        Section 6.5  The sole rights of a Participant or beneficiary under this Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder, and nothing in the Plan shall be interpreted as a guaranty that any funds in any trust which may be established in connection with the Plan or assets of the Company will be sufficient to pay any benefit hereunder. Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between the Company and any Participant. The Plan shall not affect the right of the Company to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

        Section 6.6  The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual's care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual's benefits to such conservator, person legally charged with such individual's care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.

        Section 6.7  The Plan may be continued after a sale of assets of the Company, or a merger or consolidation of the Company into or with another corporation or entity only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall be terminated subject to the provisions of Article IV.

        Section 6.8  Each Participant shall keep the Company informed of his or her current address and the current address of his or her designated beneficiary. The Company shall not be obligated to search for any person. If such person is not located within three (3) years after the date on which payment of the Participant's benefits payable under this Plan may first be made, payment may be made as though the Participant or his or her beneficiary had died at the end of such three year period.

        Section 6.9  Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, designated beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

        Section 6.10  All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of California.

        IN WITNESS WHEREOF, this Plan is executed and delivered on this 17th day of December, 2001 by the following officers who have been duly authorized to adopt the Plan on the day and year first written above.

FRESH CHOICE, INC.
By:	/s/ Everett F. Jefferson President
By:	/s/ Joan M. Miller Secretary

QuickLinks

  Exhibit 10.55
NON QUALIFIED DEFERRED COMPENSATION PLAN OF FRESH CHOICE, INC.